EXHIBIT 10.1

December 11, 2018

Dear Grayson:

On behalf of the Board of Directors, we want to thank you for your leadership as well as confirm the terms of your retirement from Regions Financial Corporation and Regions Bank (“Regions”) after over 38 years of service.

1.
Retirement. You will retire on December 31, 2018. At that time, you will have retired from your service as our Executive Chairman and as member of the Board and from any other position with Regions and its affiliated companies.

2.
Financial Entitlements. You will receive your vested, accrued benefits under the terms and conditions of Regions’ compensation and benefit plans and will be eligible to receive an annual incentive for 2018 determined in the ordinary course of business. All payments will comply with the terms and conditions of the plans and applicable statutory requirements, including Internal Revenue Code Section 409A. As you have requested, there are no special financial entitlements in connection with your retirement.

3.
Resources and Benefits. For the two years following your retirement, Regions will continue to provide you with an office in Birmingham, Alabama (at a location determined by Regions) and part-time administrative support. In addition, until you reach age 70, you will continue to have access to Regions financial planning, home security system monitoring, executive physical, and group health benefits, as in effect from time to time and on the same basis as Regions offers these benefits to its current executive officers.

We thank you for your contribution to the growth and success of Regions over the past four decades.

Very truly yours,

Regions Financial Corporation and
Regions Bank

/s/ Charles D. McCrary
Charles D. McCrary
Lead Independent Director

/s/ Don DeFosset
Don DeFosset
Chair, Compensation and Human
Resources Committee

Accepted and Agreed:

/s/ O. B. Grayson Hall, Jr.
O. B. Grayson Hall, Jr.